As filed with the Securities and Exchange Commission on March 11, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHAMPION ENTERPRISES, INC.

(Exact name of Registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2743168 (I.R.S. Employer Identification No.)

2701 Cambridge Ct., Suite 300
Auburn Hills, Michigan 48326
(248) 340-9090
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

John J. Collins, Jr., Esq.
Senior Vice President, General Counsel and Secretary
Champion Enterprises, Inc.
2701 Cambridge Ct., Suite 300
Auburn Hills, Michigan 48326
(248) 340-9090
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

copy to:

D. Richard McDonald, Esq.
Dykema Gossett PLLC
39577 Woodward Avenue, Suite 300
Bloomfield Hills, MI 48304

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Amount of
be Registered	Registered (1)	Share (2)	Price	Registration Fee
Common Stock, $1 par value, Issuable Upon Conversion of Series B-2 Cumulative Convertible Preferred Stock	624,312 shares	$ 11.11	$ 6,936,106.32	$ 878.81

(1)	The shares of common stock that may be offered pursuant to this Registration Statement consist of shares issuable upon conversion or redemption of and as dividends upon 12,000 shares of Series B-2 Cumulative Convertible Preferred Stock. For purposes of estimating the number of shares of common stock to be included in this Registration Statement, we included (a) 2,728,389 shares, representing 150% of the number of shares of common stock issuable upon redemption of the Series B-2 Cumulative Convertible Preferred Stock, determined as if the Series B-2 Cumulative Convertible Preferred Stock were redeemed in full at a redemption price of $6.5973; plus (b) 136,420 shares, representing 150% of the number of shares of common stock issuable as dividends on the Series B-2 Cumulative Convertible Preferred Stock within one year, assuming the price used to calculate this number of shares was $6.5973 per share; less (c) 2,240,497 shares of common stock previously registered but not sold (see note (3) below). Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of common stock issuable upon conversion or redemption of or as dividends on the Series B-2 Cumulative Convertible Preferred Stock by reason of stock splits, stock dividends and other anti-dilution adjustments.

(2)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average high and low reported sales prices of the Common Stock for March 8, 2004 ($ 11.11).

(3)	Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus which constitutes a part of this Registration Statement also relates to an aggregate of 2,240,497 shares of the Registrant’s common stock previously registered (but not sold) on Forms S-3, Registration Nos. 333-65434 and 333-91726.

     The Registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

CHAMPION ENTERPRISES, INC.

2,864,809 SHARES OF
COMMON STOCK, $1 PAR VALUE

     This prospectus offers up to 2,864,809 shares of common stock of Champion Enterprises, Inc. that may be sold from time to time in the market or in other transactions by a certain selling shareholder named in this prospectus. No underwriters are involved in any sale of stock under this prospectus.

     Our common stock is traded on the New York, Chicago and Pacific Stock Exchanges under the trading symbol “CHB.” On March 2, 2004, the closing price for the common stock as traded on the New York Stock Exchange was $11.04.

     Investing in our common stock involves risks. See “Risk Factors” on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION
HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR
ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March    , 2004

     No dealer, salesman or other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering described in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Champion Enterprises, Inc. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create an implication that there has been no change in the affairs of Champion since the date of this Prospectus. This Prospectus does not constitute any offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
USE OF PROCEEDS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
CHAMPION ENTERPRISES, INC
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK AND WARRANT
SELLING SHAREHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT INDEX
Opinion of Dykema Gossett PLLC
Consent of PricewaterhouseCoopers LLP

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. This prospectus provides you with a general description of the securities we may offer. The securities may be sold from time to time by the selling shareholder named in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

     Champion Enterprises, Inc. files reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning Champion can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Champion. Champion’s common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Stock Exchange under the trading symbol “CHB.” These reports, proxy statements, and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. Our web site is www.championhomes.net. The information contained on our web site is not incorporated by reference in this prospectus.

     This prospectus is part of a registration statement filed with the SEC by Champion. The full registration statement can be obtained from the SEC as indicated above, or from Champion.

     The SEC allows Champion to “incorporate by reference” the information it files with the SEC. This permits Champion to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically update and supersede this information. Champion incorporates by reference the documents listed below which have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended January 3, 2004

•	Current Report on Form 8-K filed February 18, 2004 and March 3, 2004

     Champion incorporates by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 from the date of this prospectus until the termination of the offering of the securities covered by this prospectus.

     Any statement contained in a document incorporated by reference in this registration statement will be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this registration statement or in any subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

     Champion will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, including any exhibits which are specifically incorporated by reference into such documents. Requests should be directed to John J. Collins, Jr., Senior Vice President, General Counsel and Secretary at our principal executive offices, located at 2701 Cambridge Ct., Suite 300, Auburn Hills, Michigan 48326 (telephone number: (248) 340-9090).

RISK FACTORS

     An investment in our common stock involves risk. You should carefully consider the risk factors included in the Forward Looking Statements section of our most recently filed Form 10-K, which is incorporated by reference into this prospectus, and our other SEC filings.

USE OF PROCEEDS

     The selling shareholder will receive all of the proceeds from the sale of the common stock offered under this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Some statements incorporated by reference in this document constitute forward-looking statements as such term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements are subject to certain factors that could cause actual results to differ materially from those projected in the forward-looking statements. These factors are discussed in and are incorporated by reference to our most recently filed Form 10-K and other SEC filings, in each case under the section entitled “Forward Looking Statements.”

CHAMPION ENTERPRISES, INC.

     Established in 1953, Champion Enterprises, Inc. and its subsidiaries (collectively, “we”, “Champion” or “the Company”) primarily produce and sell manufactured homes. As of January 3, 2004, we were operating 30 manufacturing facilities in 14 states in the United States and two provinces in western Canada and 78 retail locations in 21 states.

     Champion led the U.S. manufactured housing industry in the number of wholesale homes sold in each of the last six years, based on data obtained from industry members’ press releases, filings with the Securities and Exchange Commission (“SEC”), industry data published by the Institute for Building Technology and Safety (“IBTS,” formerly the National Conference of States on Building Codes and Standards) and data from an annual survey by Manufactured Home Merchandiser (“MHM”), an industry trade publication.

     Champion has approximately 6,000 employees. Our principal executive offices are located at 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326. Our telephone number is (248) 340-9090. Our web site is www.championhomes.net. The information contained on our web site is not incorporated by reference in this prospectus.

DESCRIPTION OF COMMON STOCK

     Our authorized capital stock is 120,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, no par value. At March 2, 2004, 70,020,630 shares of common stock, 12,000 shares of Series B-2 Cumulative Convertible Preferred Stock, and 8,750 shares of Series C Cumulative Convertible Preferred Stock were outstanding. In addition to the summary of our common stock that follows, we encourage you to review our articles of incorporation and bylaws, which we have filed with the SEC. A copy of the Company’s Restated Articles of Incorporation and a copy of an Amendment to the Restated Articles were filed with the SEC as Exhibit 3.1 to the Form 10-K for the fiscal year ended December 30, 1995 and as Exhibit 3.1 to the Form 10-Q for the fiscal quarter ended June 28, 1997, respectively. A copy of the Company’s bylaws was filed with the SEC as Exhibit 3.5 to the Form 10-K for the fiscal year ended January 3, 2004.

     Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

     Holders of common stock have no preemptive rights. Subject to the applicable laws and the rights of the holders of the preferred stock, holders of common stock are entitled to such dividends as may be declared by our board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon our dissolution, liquidation or winding up, the holders of our common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

DESCRIPTION OF PREFERRED STOCK AND WARRANT

     On April 2, 2002, we completed the sale of 25,000 shares of our Series C Cumulative Convertible Preferred Stock, no par value per share to Fletcher International, Ltd., a Bermuda company. On March 2, 2004, we completed the sale of 12,000 shares of our Series B-2 Cumulative Convertible Preferred Stock, no par value per share, to Fletcher International, Ltd. pursuant to the exercise by Fletcher International, Ltd. of its right to purchase Series B-2 Preferred Stock under the Agreement dated as of June 29, 2001 by and between Champion and Fletcher International, Ltd.

     The following description of the Series B-2 Preferred Stock, Series C Preferred Stock, and the warrant issued in connection with the issuance of the Series C Preferred Stock is qualified in its entirety by reference to the certificate of rights and preferences relating to the Series B-2 Preferred Stock, the first amended and restated certificate of rights and preferences relating to the Series C Preferred Stock, the warrant certificate dated as of April 2, 2002, respectively, and each of our agreements dated as of June 29, 2001 and March 29, 2002 with Fletcher International, Ltd., which have been filed as exhibits to our Current Report on Form 8-K, dated July 3, 2001, filed with the SEC on July 9, 2001, our Current Report on Form 8-K, dated April 2, 2002, filed with the SEC on April 5, 2002, and our Current Report on Form 8-K, dated January 31, 2003, filed with the SEC on February 10, 2003. The following description presents all of the material provisions of the applicable certificate of rights and preferences and the warrant certificate.

     Cumulative dividends are payable on the Series B-2 and Series C Preferred Stock quarterly in arrears. The dividend rate is 5% per annum, based on the stated value of $1,000 per share of Series B-2 or Series C Preferred Stock. Subject to certain conditions specified in the certificate of rights and preferences for each series, dividends payable on the Series B-2 and Series C Preferred Stock may be paid at our option either in cash or by issuing shares of our registered common stock. The number of shares of our common stock to be issued as dividends is determined by dividing the cash amount of the dividend otherwise payable by the market value of the common stock determined in accordance with the provisions of the applicable certificate of rights and preferences. If we fail to pay any dividends when due, those dividends will accumulate and accrue additional dividends at the then existing dividend rate.

     Unless all accumulated dividends on the Series B-2 and Series C Preferred Stock have been paid in full and dividends for the next four dividend periods have been designated and set aside, and for all outstanding shares of Series B-2 and Series C Preferred Stock, an additional dividend is paid such that the Series B-2 and Series C Preferred Stock participate on an as converted basis, we will not declare or pay any dividends on our common stock or any other of our securities ranking junior to the Series B-2 or Series C Preferred Stock with respect to dividends and distributions on liquidation or having a priority equal to the Series B-2 or Series C Preferred Stock with respect to dividends and distributions on liquidation, except for dividends on any Series B Preferred Stock or the Series C Preferred Stock and, with the exception of any Series B Preferred Stock and Series C Preferred Stock, no shares of stock ranking junior or having an equal priority may be purchased or otherwise redeemed by us.

     If we are in arrears in the payment of dividends on Series B or Series C Preferred Stock in an aggregate amount equal to more than two quarterly dividends, the dividend rate on the Series B-2 and Series C Preferred Stock will be 15% per annum until all accrued and unpaid dividends are paid in full. We are currently not in arrears in the payment of dividends on Series B or Series C Preferred Stock.

     Upon our liquidation, after the payment or provision for payment of all of our debts and other liabilities and the liquidation preference of any senior securities, the holders of the Series B-2 and Series C Preferred Stock will be entitled to receive the greater of (1) $1,000 per share plus accrued but unpaid dividends before the holders of any junior securities receive any payment or (2) the amount the holders would have received if the holders had converted all outstanding shares of Series B-2 or Series C Preferred Stock into common stock immediately prior to the date of the liquidation. The holders of all of our other capital stock junior to the Series B-2 and Series C Preferred Stock, including the holders of our common stock, will receive all liquidating distributions after the holders of the Series B-2 and Series C Preferred Stock have received their stated amounts with respect to liquidating distributions.

     Generally, neither the Series B-2 nor the Series C Preferred Stock will have voting rights on ordinary corporate matters, except as required by Michigan law. However, the holders of the Series B-2 and Series C Preferred Stock will vote separately as a class and the approval of a majority of such series will be required to (a) amend, alter, or repeal the provisions of our articles of incorporation, including the applicable certificate of rights and preferences, or bylaws so as to change any of the rights, preferences or privileges of the applicable series, (b) permit any of our subsidiaries to issue or sell any of its securities, except to us or one of our wholly-owned subsidiaries, (c) increase or decrease, other than by redemption or conversion, the total number of authorized shares of our preferred stock or (d) amend any provisions of any our stock with a priority equal or senior to the applicable series with respect to dividends or distributions on liquidation so as to make such capital stock redeemable by us.

     The holders of the Series B-2 Preferred Stock have the right to convert all or any part of the Series B-2 Preferred Stock into common stock at a price of $7.9168 per share. For purposes of any conversion, each share of Series B-2 Preferred Stock will have a value equal to $1,000, plus any accrued and unpaid dividends.

     Holders of Series B-2 Preferred Stock also have the right to redeem, from time to time, all or part of the Series B-2 Preferred Stock on terms set forth in the certificate of rights and preferences for the Series B-2 Preferred Stock. On July 3, 2008, we must redeem all Series B-2 Preferred Stock. We may, at our sole option, deliver cash or shares of registered (or, in some instances, unregistered) common stock in satisfaction of our redemption obligations, subject to certain limitations.

     The holders of the Series C Preferred Stock have the right to convert all or any part of the Series C Preferred Stock into common stock at a price of $5.6644 per share, subject to adjustment for stock splits, recombinations, stock dividends and the like. For purposes of any conversion, each share of Series C Preferred Stock will have a value equal to $1,000, plus any accrued and unpaid dividends. We have the right to cause the conversion of all but not less than all of the Series C Preferred Stock into common stock at any time on or after March 29, 2004 if the average market price (as defined in the certificate) of the common stock exceeds 200% (or less, over time) of the conversion price on at least 30 consecutive business days.

     Holders of Series C Preferred Stock also have the right to redeem, from time to time, all or part of the Series C Preferred Stock beginning March 29, 2004 on terms set forth in the first amended and restated certificate of rights and preferences for the Series C Preferred Stock . On April 2, 2009, we must redeem all Series C Preferred Stock. We may, at our sole option, deliver cash or shares of registered (or, in some instances, unregistered) common stock in satisfaction of such April 2, 2009 redemption obligation.

     The holders of Series B-2 and Series C Preferred Stock have certain rights if we are involved in a business combination. In a business combination, we may elect to acquire the Series B-2 and Series C Preferred Stock at the closing of the transaction in exchange for the stock and other securities, cash and property such holder would have received if the Series B-2 or Series C Preferred Stock had been redeemed or converted into common stock prior to the transaction, plus a premium cash payment ranging from 0% to 50% of the stated value of the Series B-2 or Series C Preferred Stock (plus any accrued and unpaid dividends), based upon the acquisition price (in the case of the Series B-2 Preferred Stock) and the length of time remaining in the life of the Series B-2 or Series C Preferred Stock, respectively.

     If we do not elect to acquire the Series B-2 or Series C Preferred Stock at the closing of the business combination, then each holder of the applicable series has the right to elect to receive either or a combination of (a) the stock and other securities, cash and property which the holder would have received had the holder converted or redeemed its preferred stock into common stock immediately before the transaction, (b) shares of common stock of the acquiring person or its parent company, as elected by the holders, according to formulas contained in the appropriate certificate of rights and preferences, which take into account various factors, including the acquisition price for our common stock, the conversion price for the Series B-2 or Series C Preferred Stock, as applicable, the redemption amount for the Series B-2 or Series C Preferred Stock, as applicable, the market price of the common stock of the acquiring person or its parent, and the market price of our common stock, or (c) cash in an amount equal to 133% of the stated value of the Series B-2 or Series C Preferred Stock, as applicable, (plus all accrued but unpaid dividends). This cash payment would be paid by the acquiring person and not us. The acquiring person also would be required to assume, in writing, our obligations under each of the certificates of rights and preferences, each of the agreements pursuant to which the Series B-2 and Series C Preferred Stock were issued and the warrant certificate.

     On April 2, 2002, we also issued a warrant to Fletcher International, Ltd. to purchase up to 2,245,106 shares of our common stock, subject to adjustment under specified circumstances. The warrant is exercisable on a net exercise basis only in whole or in part at any time on or prior to April 2, 2009 at a current exercise price of $10.77 per share. The exercise price will increase by $0.75 on each anniversary of March 29, 2002 and is subject to other adjustments. Although the warrant may be exercised in part, it must be exercised for no fewer than 250,000 shares of common stock at a time.

SELLING SHAREHOLDER

     The 2,864,809 shares of our common stock offered by this prospectus are being offered for the account of the selling shareholder, Fletcher International, Ltd. These shares consist of shares of our common stock issuable upon conversion or redemption of our Series B-2 Cumulative Convertible Preferred Stock and as dividends on the Series B-2 Cumulative Convertible Preferred Stock within one year following the effective date of the Registration Statement of which this prospectus is a part.

     The following table provides certain information with respect to the selling shareholder, including the selling shareholder’s beneficial ownership of our common stock as of March 2, 2004, and as adjusted to give effect to the sale of the shares offered by this prospectus. The shares of common stock offered by this prospectus may be offered from time to time by the selling shareholder named below or its nominees.

	Shares of	Shares of	Shares of	Percentage of
	Common Stock	Common Stock	Common Stock	Common Stock
	Owned Prior to	Offered by this	Owned After	Owned After
Name and Address	Offering(1)	Prospectus(2)	Offering	Offering
Fletcher International, Ltd. c/o A. S. & K. Services, Ltd. Cedar House, 41 Cedar Ave Hamilton HN EX, Bermuda
	7,435,874	2,864,809	4,571,065	6.5%

(1)	Includes, in addition to 1,827,106 shares of our common stock owned by the selling shareholder on March 2, 2004, (a) 1,818,926 shares of our common stock issuable upon redemption of our Series B-2 Cumulative Convertible Preferred Stock, (b) 1,544,736 shares of our common stock issuable upon conversion of our Series C Cumulative Convertible Preferred Stock, and (c) 2,245,106 shares of our common stock issuable pursuant to a warrant issued in favor of the selling shareholder dated April 2, 2002, without giving effect to any possible adjustments or the restriction that the warrant may only be exercised on a net exercise basis. Pursuant to the terms of the agreement by which the selling shareholder acquired the Series C Cumulative Convertible Preferred Stock and the warrant to purchase common stock, the shares of Series B-2 Cumulative Convertible Preferred Stock and Series C Cumulative Convertible Preferred Stock are convertible or redeemable and the warrant is exercisable only to the extent that the number of shares of our common stock issuable upon such conversion, redemption or exercise, together with the number of shares otherwise beneficially owned by the selling shareholder, would not exceed 9,490,000 shares of our common stock. As of May 3, 2004, the maximum number of shares of common stock that may be issued to the selling shareholder will increase to 11,000,000. The selling shareholder may increase this amount to any number 65 days after delivering a notice to us.

(2)	The actual number of shares of our common stock offered by this prospectus and included in the Registration Statement of which this prospectus is a part includes, pursuant to Rule 416 under the Securities Act of 1933, an additional number of shares of our common stock which may be issuable with respect to the Series B-2 Cumulative Convertible Preferred Stock to prevent dilution resulting from stock splits, stock dividends or other similar transactions.

     The securities listed above include outstanding securities held in one or more accounts managed by Fletcher Asset Management, Inc. (“FAM”) for the selling shareholder. FAM is an investment adviser to the selling shareholder and is registered under Section 203 of the Investment Advisors Act of 1940, as amended. Pursuant to an investment advisory agreement between FAM and the selling shareholder, FAM has the authority to vote and dispose of the securities in these accounts. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, the selling shareholder and FAM may each be deemed to own beneficially the securities registered under the Registration Statement of which this prospectus is a part. In addition, by virtue of Alphonse Fletcher, Jr.’s position as Chairman and Chief Executive Officer of FAM, Mr. Fletcher may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, these securities. Therefore, Mr. Fletcher may be deemed to be the beneficial owner of the securities.

     There is no affiliation, under Rule 405 of the Securities Act of 1933, between either us and the selling shareholder or between the selling shareholder and any of our affiliates.

PLAN OF DISTRIBUTION

     We are registering all 2,864,809 shares on behalf of the selling shareholder. We will not receive any of the proceeds from sales by the selling shareholder of the offered shares of common stock. The selling shareholder named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling shareholder as a gift, distribution or other non-sale related transfer after the date of this prospectus may sell the shares at different times under this prospectus. The selling shareholder will act independently of us in making decisions for the timing, manner and size of each sale. The sales may be made on one or more exchanges or quotation systems or in the over-the-counter market or in other transactions, at prices and at terms then prevailing or at prices related to the then current market price, or at otherwise negotiated prices.

     The shares may be sold by one or more of, or a combination of, the following in addition to any other method permitted under this prospectus:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchase by a broker-dealer as principal and resale by this broker-dealer for its account;

•	an exchange or quotation system sale that complies with the rules of the exchange or quotation system;

•	an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;

•	a privately negotiated transaction;

•	an underwritten offering;

•	by pledge to secure debts and other obligations;

•	to cover hedging transactions (other than short sales) made pursuant to this prospectus;

•	by a combination of the above methods of sale.

     If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in the resales. The selling shareholder may enter into hedging transactions with broker-dealers relating to distributions of the shares or other transactions, but may not engage in short sales. The selling shareholder may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or transfer these shares through this prospectus. The selling shareholder may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares which are loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus. Some or all of the shares offered in this prospectus also may be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed or paid to dealers may be changed at different times.

     Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation for or to a particular underwriter or broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated at the time of the sale. Underwriters, broker-deals or agents and any other participating broker-deals or the selling shareholders may be considered to be underwriters within the meaning of section 2(11) of the Securities Act relating to the sales of the shares. Underwriters are defined in this section as any person who has purchased from an issuer with a view to, or offers or sells for an issuer in connection with, the distribution of any security, or participates or has a direct or indirect participation in any undertaking, or participates or has a participation in the direct or indirect underwriting of any undertaking. Any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be considered to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be considered to be underwriters within the meaning of section 2(11) of the Securities Act, the selling shareholders may be subject to the prospectus delivery requirements of the Securities Act. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by Champion, the selling shareholder or any purchaser relating to the purchase or sale of shares under this prospectus shall be considered or treated as an admission that any of them is an underwriter within the meaning of the Securities Act relating to the sale of any shares. Additionally, any securities covered by this prospectus that qualify for sale through Rule 144 under the Securities Act may be sold under Rule 144 rather than through this prospectus.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities law. Additionally, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities for our common stock during some restricted periods. Additionally, the selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, that may limit the timing of purchases and sales of shares of our common stock by the selling shareholder. We will make copies of this prospectus available to the selling shareholder and have informed the selling shareholder of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

•	the name of each selling shareholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which these shares were sold,

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

•	that the broker-dealer(s) did not conduct any investigation to verify the information in this prospectus or incorporated by reference into this prospectus, and

•	other facts material to the transaction.

     We will bear all costs, expenses and fees for the registration of the shares. The selling shareholder will bear all commissions and discounts, if any, attributable to their individual sales of the shares. The selling shareholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

     Legal matters relating to the validity of the securities being offered by this prospectus have been passed upon for Champion by Dykema Gossett PLLC, Bloomfield Hills, Michigan.

EXPERTS

     The financial statements for the year ended January 3, 2004, incorporated in this prospectus by reference to our Annual Report on Form 10-K, dated March 1, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following statement sets forth the estimated amounts of expenses to be borne by the Company in connection with the distribution of the Common Stock offered hereby:

Securities and Exchange Commission Registration Fee		$878.81
Accounting Fees and Expenses	*	3,000.00
Legal Fees and Expenses	*	10,000.00
Miscellaneous Expenses	*	2,121.19
Total Expenses		$16,000.00

*	Estimated.

Item 15. Indemnification of Directors and Officers

     The Company is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who is a party or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (other than actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise at such corporation’s request, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, in the case of a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If a director or officer is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify such director or officer against expenses incurred in the action.

     The MBCA also empowers Michigan corporations to provide similar indemnity against amounts paid in settlement and expenses actually and reasonably incurred by such a person in actions or suits by or in the right of the corporation except in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that a court determines that, despite the adjudication of the liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity.

     The Company’s bylaws generally require the Company to indemnify its directors and officers to the fullest extent permissible under Michigan law, require the advancement and reimbursement of expenses under certain circumstances and establish a procedure for determination of when indemnification is proper.

     The MBCA permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company’s Articles of Incorporation, which limit liability to the maximum extent permitted by law, provide that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, the MBCA and the Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (i) a breach of the director’s duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declaration of an unlawful dividend, stock purchase or redemption; (iv) a transaction from which the director derives an improper personal benefit; and (v) an act or omission occurring prior to the date when the provision becomes effective. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

     Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses and liabilities incurred in connection with the defense of certain claims, actions, suits or proceedings which may be brought against them by reason of being or having been directors or officers. In addition, a certain registration rights agreement to which the Company is a party provides that the Company will indemnify, to the extent permitted by law, each holder of “registrable securities” (as defined in such agreement) against all losses, claims, damages, liabilities and expenses caused by misstatements or omissions in any registration statement, prospectus or preliminary prospectus, except insofar as such misstatements are caused by or contained in information furnished to the Company by such holders.

Item 16. Exhibits

     A list of exhibits included as part of this Registration Statement is set forth below.

Exhibit No.	Description of Exhibits
4.1	Certificate of Rights and Preferences of Series B-2 Cumulative Convertible Preferred stock of the registrant (1)

5.1	Opinion of Dykema Gossett PLLC

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Dykema Gossett PLLC (included as Exhibit 5.1)

24.1	Power of Attorney (set forth on signature page)

(1)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed March 3, 2004.

Item 17. Undertakings

     1. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Champion Enterprises, Inc. certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, in the State of Michigan on March 10, 2004.

CHAMPION ENTERPRISES, INC.
By:	/s/ Albert A. Koch
Name:	Albert A. Koch
Title:	President and Chief Executive Officer

     Each of the undersigned whose signature appears below hereby constitutes and appoints Albert A. Koch and John J. Collins, Jr. and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities Exchange Commission, under the Securities Act of 1933.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on March 10, 2004.

/s/ Albert A. Koch Albert A. Koch	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
/s/ Phyllis A. Knight Phyllis A. Knight	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Richard Hevelhorst Richard Hevelhorst	Vice President and Controller (Principal Accounting Officer)
/s/ Robert W. Anestis Robert W. Anestis	Director
/s/ Eric S. Belsky Eric S. Belsky	Director
/s/ Selwyn Isakow Selwyn Isakow	Director
/s/ G. Michael Lynch G. Michael Lynch	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
4.1	Certificate of Rights and Preferences of Series B-2 Cumulative Convertible Preferred stock of the registrant (1)

5.1	Opinion of Dykema Gossett PLLC

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Dykema Gossett PLLC (included as Exhibit 5.1)

24.1	Power of Attorney (set forth on signature page)

(1)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed March 3, 2004.